EXHIBIT 99.1

Corporate & financial news release

SCOTT’S LIQUID GOLD REPORTS THIRD QUARTER RESULTS

Third Quarter Highlights:

•	Net sales of $9.7 million for the third quarter of 2018
•	Net income $1.1 million for the quarter ($0.09 per share)
•	Net cash increased $0.6 million during the quarter to $5.6 million

Year-to-date Highlights:

•	Net income of $2.2 million ($0.18 per share)
•	Generated cash flow from operations of $2.5 million; net cash increased $1.5 million

DENVER, COLORADO – November 13, 2018 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced operating results for the three and nine months ended September 30, 2018.

President and Chief Executive Officer Mark Goldstein stated, “The Scott’s team’s solid performance in 2018 demonstrates our ability to generate strong cash flows and return value to our shareholders.  Our strong operating cash flow drove the early paydown of our debt during the second quarter.  This was accomplished despite 2018’s slow start in international and distributed product sales.

I am proud of the team’s efforts to integrate the Prell® & Denorex® brands.  Their transition of production to our Colorado facility drove this performance and established a strong platform for our continued focus on growth.

We expect the fourth quarter to be a strong sales quarter, although we expect lower overall gross margins from higher sales of our distributed products.”

Net sales

Net sales for the three months ended September 30, 2018, decreased 6.3%, or $0.7 million, to approximately $9.7 million.  Sales in the Household segment decreased 17.3% due to the discontinuation of our Touch of Scent® products.  The decrease was also driven by increased competition facing our Scott’s Liquid Gold® Wood Care products, where we are initiating selective advertising and marketing programs.  Sales in the Skin and Hair Care segment decreased 4.6% as strong 2018 Alpha® Skin Care product sales were offset by a decrease in sales for 7th Heaven skin care products as 2017’s highly favorable sales returned to historical levels in early 2018.

Net Income and Earnings Per Share

Net income for the three months ended September 30, 2018 was $1.1 million, compared to net income of $1.5 million for the three months ended September 30, 2017.  Net income decreased due to lower net sales as well as higher selling and advertising costs.  Higher gross margins, which were driven by strong sales of Alpha® Skin Care products and lower income tax expense, helped offset the decrease.

Cash Flow

Cash flow from operating activities was $2.5 million for the nine months ended September 30, 2018, as compared to $2.0 million for the same 2017 period.  Cash flow increased as successful working capital initiatives offset decreases in sales and net income.  2018’s operating cash flow was utilized to fully pay off the company’s debt ahead of schedule, while also driving cash on hand up from $4.1 million at the beginning of the year to $5.6 million as of September 30, 2018.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. is an American manufacturing and distribution company with a strong belief that Made in America is something to be proud of.  Over the last 65+ years we have developed a reputation for delivering high-quality, innovative products that consumers know and trust.

Our flagship product, Scott’s Liquid Gold® Wood Care, is a leader in its category and is known for bringing life back to and protecting all types of natural wood surfaces.

Scott’s Liquid Gold-Inc. also owns Neoteric Cosmetics, a skin and hair care company with a rich history of offering products that deliver high-quality, proven results that customers expect. Neoteric’s skin and hair care products are embraced and respected by both medical professionals and consumers alike and include brands such as Alpha® Skin Care, Prell®, and Denorex®.  Neoteric Cosmetics is also the proud American distributor of 7th Heaven skin care products and the specialty channel distributor for Batiste Dry Shampoo.

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$9,686	$10,341	$27,921	$30,657
Cost of sales	4,808	5,420	14,644	16,649
Gross Profit	4,878	4,921	13,277	14,008

Operating expenses:
Advertising	324	110	1,206	531
Selling	2,063	1,583	5,536	4,879
General and administrative	1,079	1,063	3,604	3,166
Total operating expenses	3,466	2,756	10,346	8,576
Income from operations	1,412	2,165	2,931	5,432

Interest expense	(5)	(26)	(77)	(102)
Income before income taxes	1,407	2,139	2,854	5,330
Income tax expense	(340)	(664)	(699)	(1,899)
Net income	$1,067	$1,475	$2,155	$3,431

Net income per common share
Basic	$0.09	$0.12	$0.18	$0.29
Diluted	$0.09	$0.12	$0.17	$0.28
Weighted average shares outstanding
Basic	12,162	11,886	12,039	11,841
Diluted	12,540	12,360	12,581	12,218

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and par value amounts)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$5,646	$4,114
Accounts receivable, net	3,346	3,104
Inventories, net	8,387	8,787
Income taxes receivable	177	-
Prepaid expenses	312	285
Total current assets	17,868	16,290

Property and equipment, net	988	909
Deferred tax asset	483	384
Goodwill	1,521	1,521
Intangible assets, net	5,683	6,148
Other assets	49	49
Total assets	$26,592	$25,301

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,862	$1,656
Accrued expenses	763	936
Income taxes payable	-	366
Current maturities of long-term debt	-	800
Total current liabilities	2,625	3,758

Long-term debt, net of current maturities and debt issuance costs	-	362
Total liabilities	2,625	4,120

Shareholders’ equity:
Preferred stock, no par value, authorized 20,000,000 shares; no shares issued and outstanding	-	-
Common stock; $0.10 par value, authorized 50,000,000 shares; issued and outstanding 12,408,177 shares (2018) and 11,885,839 shares (2017)	1,241	1,189
Capital in excess of par	7,020	6,441
Retained earnings	15,706	13,551
Total shareholders’ equity	23,967	21,181
Total liabilities and shareholders’ equity	$26,592	$25,301

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:
Net income	$2,155	$3,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	626	591
Stock-based compensation	184	184
Deferred income taxes	(99)	829
Change in operating assets and liabilities:
Accounts receivable	(242)	304
Inventories	400	(3,843)
Prepaid expenses and other assets	(27)	(75)
Income taxes (receivable) payable	(543)	204
Accounts payable and accrued expenses	33	335
Total adjustments to net income	332	(1,471)
Net cash provided by operating activities	2,487	1,960

Cash flows from investing activities:
Purchase of property and equipment	(202)	(353)
Net cash used by investing activities	(202)	(353)

Cash flows from financing activities:
Repayments under line-of-credit	-	(750)
Repayments of long-term debt	(1,200)	(600)
Proceeds from exercise of stock options	447	35
Net cash used by financing activities	(753)	(1,315)

Net increase in cash and cash equivalents	1,532	292

Cash and cash equivalents, beginning of period	4,114	2,097
Cash and cash equivalents, end of period	$5,646	$2,389

Supplemental disclosures:
Cash paid during the period for interest	$39	$102
Cash paid during the period for income taxes	$1,342	$866

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and other periodic reports filed with the Securities and Exchange

Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032